                                                                    EXHIBIT 4.4
                              AXON INSTRUMENTS, INC

                                ARBN 090 106 844
      (incorporated in California, United States of America, with liability of its members limited)

                                   PROSPECTUS

         in relation to an offer of Entitlement Options to shareholders of Circadian Technologies Limited

           This is an important document. You may wish to consult your professional advisor about its contents. You should read the full text of this Prospectus and the incorporated parts
                of Axon's First Prospectus dated 28 January 2000
              before deciding whether to take up your entitlements.

CORPORATE DIRECTORY

DIRECTORS

Alan Stockdale (Chairman)
Alan Finkel (Chief Executive Officer)
Geoffrey Powell (Executive President)
Henry Lester (Non-Executive Director)
Stanley Crooke (Non-Executive Director)

INDEPENDENT ACCOUNTANTS
Ernst & Young (Australia)
120 Collins Street
Melbourne, Victoria 3000
Telephone (03) 9288 8000

AUDITORS
Ernst & Young (US)
1451 California Avenue
Palo Alto, CA 94304, USA
Telephone 0011 1 650 496 1600

AUSTRALIAN LAWYERS TO THE ISSUE

Minter Ellison
Level 23
Rialto Towers
525 Collins Street
Melbourne, Victoria 3000
Telephone (03) 9229 2000

SHARE AND OPTION REGISTRY

Computershare Registry Services Pty Ltd
Level 12
565 Bourke Street
Melbourne, Victoria 3000
Telephone (03) 9611 5711

COMPANY SECRETARIES

Geoffrey Powell (USA)
David Kenley (Australia)

REGISTERED OFFICE
1101 Chess Drive
Foster City, CA 94404, USA
Telephone 0011 1 650 571 9400
Email InvestorInfo@axon.com
www.axon.com

REGISTERED OFFICE IN AUSTRALIA
6 Wallace Avenue
Toorak, Victoria 3142, Australia
Telephone (03) 9826 0399
Email InvestorInfo@axon.com

   THE ENTITLEMENT OPTIONS OFFERED UNDER THIS PROSPECTUS AND ANY SHARES TO BE ISSUED ON THEIR EXERCISE HAVE NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE
       UNITED STATES SECURITIES ACT OF 1933 (THE 'US SECURITIES ACT') AND,
     MAY NOT BE OFFERED, SOLD OR DELIVERED WITHIN THE UNITED STATES OR TO OR
       FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS OTHER THAN DISTRIBUTORS UNLESS THE ENTITLMENT OPTIONS OR SUCH SHARES ARE REGISTERED UNDER THE US
      SECURITIES ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF
      THE US SECURITIES ACT IS AVAILABLE. IN ADDITION, HEDGING TRANSACTIONS WITH REGARD TO THE ENTITLEMENT OPTIONS AND ANY SHARES TO BE ISSUED ON THEIR
    EXERCISE MAY NOT BE CONDUCTED UNLESS IN ACCORDANCE WITH THE US SECURITIES ACT. SEE SECTION 1.9 "SEC REQUIREMENTS" AND SECTION 3.3 "RIGHTS ATTACHING
                            TO ENTITLEMENT OPTIONS".

MESSAGE FROM THE CHIEF EXECUTIVE OFFICER

11 April 2000

Dear Circadian Shareholders,

As Chief Executive Officer of Axon Instruments, Inc ('AXON'), I have great pleasure in presenting this Prospectus.

Axon was formed in the United States in 1984 to develop instruments for use by neuroscientists studying electrical activity in brain cells. Axon's business is expanding to include instruments of Genomics and drug discovery.

Shares in Axon commenced official quotation on the Australian Stock Exchange ('ASX') on 3 March 2000 pursuant to an offer made to the public in its prospectus dated 28 January 2000 ('FIRST PROSPECTUS').

This Prospectus explains how, as a shareholder of Circadian, you are offered options to take up unissued securities in Axon at 1 cent per option. You should read this Prospectus carefully, before making a decision to take up the options in Axon.

The Directors join me in offering you the opportunity to participate directly in the ownership of Axon and we look forward to welcoming you as an optionholder of Axon.

Yours faithfully,

/s/ Alan Finkel

Alan Finkel
Chief Executive Officer

TABLE OF CONTENTS

SECTION 1  - OFFER OF ENTITLEMENT OPTIONS.........................................................            4
           1.1       The Offer....................................................................            4
           1.2       Key Dates....................................................................            4
           1.3       The alternatives available to Circadian Shareholders ........................            4
           1.4       Payment......................................................................            5
           1.5       No Minimum Subscription......................................................            5
           1.6       Underwriting.................................................................            5
           1.7       Circadian Shareholders Resident Outside Australia and New Zealand ...........            6
           1.8       Reference to First Prospectus................................................            7
           1.9       SEC Requirements.............................................................            8

SECTION 2  -  INVESTMENT OVERVIEW.................................................................           11
           2.1       Capital Structure............................................................           11
           2.2       Top Ten Shareholders ........................................................           11
           2.3       Risk Factors.................................................................           11

SECTION 3  -  ADDITIONAL INFORMATION..............................................................           12
           3.1       Directors' Interests ........................................................           12
           3.2       Other interests of Directors.................................................           13
           3.3       Rights Attaching to Entitlement Options......................................           13
           3.4       Interests and Consents of Experts............................................           15
           3.5       Consents to be Named.........................................................           16
           3.6       Costs of the Offer...........................................................           18

SECTION 4  - DEFINED TERMS........................................................................           18

SECTION 5  - AUTHORISATION........................................................................           21

ENTITLEMENT AND APPLICATION FORM

This Prospectus is dated 11 April 2000 and has an expiry date of 10 April 2001. No securities will be issued on the basis of this Prospectus after the expiry date.

A copy of this Prospectus has been lodged with the Australian Securities and Investments Commission ('ASIC'). ASIC takes no responsibility for the content of this Prospectus.

Copies of the Prospectus will be available on request to members of the public who are eligible to purchase Entitlement Options by calling (03) 9826 0399 during the Exposure Period. Copies requested will be sent by way of paper copy or by facsimile as determined by the Company. The Company will not accept applications for securities offered under this Prospectus during the Exposure Period.

REFERENCES TO CIRCADIAN TECHNOLOGIES LIMITED

References in this Prospectus to Circadian Technologies Limited or shareholders of Circadian are included solely for the purposes of identification of the persons entitled to participate in the Offer of Entitlement Options under this Prospectus. Such references do not constitute, and are not to be construed as, any express or implied endorsement by Circadian of the Offer of Entitlement Options under this Prospectus. Circadian does not accept responsibility for any statement in this Prospectus nor does it undertake any liability in respect of the grant or exercise of any Entitlement Options offered under this Prospectus.

RELATIONSHIP WITH CIRCADIAN TECHNOLOGIES LIMITED

References in this Prospectus to Circadian have been prepared from publicly available information. Circadian has not been a party to its preparation or furnished any information to Axon specifically for the purpose of the preparation of this Prospectus. Circadian has not been involved in the preparation of this Prospectus.

For information of the interests of the directors of Axon in shares in Circadian, see section 3.1.

ASX QUOTATION

It is not currently proposed that the Entitlement Options will be quoted on ASX due to regulatory limitations of the Australian Corporations Law. A secondary market in the Entitlement Options therefore cannot be assumed.

Shares issued on exercise of the Entitlement Options will rank equally in all respects with existing shares in Axon.

Axon will apply for quotation of the shares issuable or issued upon exercise of the Entitlement Options and, provided certain US regulatory requirements are met, those shares will be eligible to be quoted on ASX in the same manner as other shares in Axon.

SECTION 1 - OFFER OF ENTITLEMENT OPTIONS

1.1      THE OFFER

         This Prospectus provides information on Axon's Offer to Circadian shareholders. Shareholders of Circadian (other than shareholders with registered addresses outside Australia or New Zealand) have a right to take up an equitable right or interest in 1 option for every 2.5 shares in Circadian held at 5.00 pm Melbourne time on the Record Date for entitlements (namely 20 March 2000) at 1 cent per option (the underlying option, 'ENTITLEMENT OPTION'). Each Entitlement Option is exercisable at any time on or before 5.00 pm Melbourne legal time on 10 May 2005. The exercise price for each Entitlement Option (which is payable immediately on exercise) is A$0.20. Any fractional entitlement will be rounded down to the nearest whole share. Special arrangements for shareholders of Circadian with registered addresses outside Australia or New Zealand are set out in section 1.7 below.

         The cost of 1 cent per Entitlement Option is payable in full on application. Holdings of Circadian shares on different registers (or subregisters) will be aggregated for calculating entitlements. Rights to Entitlement Options are non-renounceable, so the rights may not be sold or otherwise renounced or disposed of.

         The maximum number of Entitlement Options which may be issued under this Offer is 12,997,845. Details of how Circadian shareholders can take up entitlements to Entitlement Options are set out in section 1.3 below.

1.2      KEY DATES

         Record Date to determine entitlements of Circadian
         shareholders to Entitlement Options                      20 March 2000

         Entitlement Option acceptances close                     10 May 2000

         Entitlement Option acceptances from member
         organisations close                                      15 May 2000

1.3      THE ALTERNATIVES AVAILABLE TO CIRCADIAN SHAREHOLDERS

         The number of Entitlement Options to which you are entitled ('Entitlement') is shown on the accompanying Entitlement and Application Form.

         You may:

         -        take up your Entitlement in full;

         - take up part of your Entitlement and allow the balance to lapse; or

         -        allow your Entitlement to lapse.

         Rights to Entitlement Options are non-renounceable, so the rights may not be sold or otherwise renounced or disposed of.

         IF YOU WISH TO TAKE UP ALL OF YOUR ENTITLEMENT

         Complete the accompanying Entitlement and Acceptance Form in accordance with the instructions set out in the Form. Forward your completed form, together with your cheque in payment of the total amount payable to Computershare Registry Services Pty Ltd at Level 12, 565 Bourke Street, Melbourne, Victoria 3000. Duly completed applications must be received by Computershare Registry Services Pty Ltd by no later than 5.00 pm Australian Eastern Standard Time on 10 May 2000.

         IF YOU WISH TO TAKE UP PART OF YOUR ENTITLEMENT AND ALLOW THE BALANCE TO LAPSE

         Complete the accompanying Entitlement and Application Form in respect of Entitlement Options you wish to take up and forward the Form, together with your cheque in payment of the requisite amount (being the number of Entitlement Options you wish to take up multiplied by 1 cent) to Computershare Registry Services Pty Ltd at Level 12, 565 Bourke Street, Melbourne, Victoria 3000. Duly completed applications must be received by Computershare Registry Services Pty Ltd by no later than
         5.00 pm Australian Eastern Standard Time on 10 May 2000.

         IF YOU WISH TO ALLOW YOUR ENTITLEMENT TO LAPSE

         If you wish to allow your Entitlement to lapse, you need not do anything. If your duly completed Entitlement and Acceptance Form is not received by Computershare Registry Services Pty Ltd by no later than
         5.00 pm Australian Eastern Standard Time on 10 May 2000, your Entitlement will automatically lapse, and you will receive no benefit.

1.4      PAYMENT

         Acceptance for Entitlement Options must be accompanied by payment in full of 1 cent per Entitlement Option accepted. Payments will only be accepted in Australian currency and by a cheque drawn on and payable at any Australian bank that is honoured on presentation.

         Cheques should be made payable to 'Axon Instruments, Inc - Float Account' and crossed 'not negotiable'. You should not forward cash. Receipts for payments will not be forwarded to applicants.

         By accepting the offer (wholly or in part) you will agree to be bound by the terms and conditions of the Entitlement Options granted to you as set out in section 3.3.

1.5      NO MINIMUM SUBSCRIPTION

         There is no minimum subscription.

1.6      UNDERWRITING

         The Offer is not underwritten.

   THE ENTITLEMENT OPTIONS OFFERED UNDER THIS PROSPECTUS AND ANY SHARES TO BE
    ISSUED ON THEIR EXERCISE HAVE NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE 'U.S. SECURITIES ACT') AND,
   MAY NOT BE OFFERED, SOLD OR DELIVERED WITHIN THE UNITED STATES OR TO OR FOR
    THE ACCOUNT OR BENEFIT OF U.S. PERSONS OTHER THAN DISTRIBUTORS UNLESS THE
        ENTITLEMENT OPTIONS OR SUCH SHARES ARE REGISTERED UNDER THE U.S. SECURITIES ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S.
   SECURITIES ACT IS AVAILABLE. IN ADDITION, HEDGING TRANSACTIONS WITH REGARD
         TO THE ENTITLEMENT OPTIONS AND ANY SHARES TO BE ISSUED ON THEIR EXERCISE MAY NOT BE CONDUCTED UNLESS IN ACCORDANCE WITH THE US
             SECURITIES ACT. SEE SECTION 1.9 "SEC REQUIREMENTS" AND
             SECTION 3.3 "RIGHTS ATTACHING TO ENTITLEMENT OPTIONS".

1.7      CIRCADIAN SHAREHOLDERS RESIDENT OUTSIDE AUSTRALIA AND NEW ZEALAND

         Circadian shareholders resident outside Australia and New Zealand and shareholders who are nominees of persons resident outside Australia and New Zealand should consult their professional advisers as to whether any governmental or other consents are required, or whether formalities need to be observed, to enable them to accept their entitlements.

         This Prospectus does not constitute an offer in any place in which, or to any person to whom, it would not be lawful to make such an offer.

         Neither the rights to the Entitlement Options nor the Entitlement Options themselves nor the Securities in Axon underlying the Entitlement Options will have been registered under the securities laws of any country other than Australia and New Zealand.

         Accordingly, this Prospectus has not been sent to holders of shares registered with addresses in any country outside Australia or New Zealand, or any of their respective territories or possessions or other areas subject to such country's control.

         Axon will send to each Circadian shareholder with a registered address outside Australia or New Zealand details of the Offer of Entitlement Options under this Prospectus and advice that Axon will not offer Entitlement Options to that holder. In particular, a Circadian Shareholder that is a U.S. Person is excluded from participation in the offer on terms outlined in sections 1.9 and 3.3.

         Instead, the Entitlement Options that would otherwise have been offered to that holder will, subject to the following paragraph, be granted to a nominee appointed by the directors of Circadian, and the Entitlement Options sold (subject to compliance with Regulation S under the US Securities Act) if there is a viable market in those options and a premium over the expenses of sale can be obtained. Any such sale will be at such prices and otherwise in such manner as the nominee may in its sole discretion determine. The ability to sell the Entitlement Options granted to the nominee and the price obtained for them are dependent on market conditions. None of Axon, Circadian or the nominee will be subject to any liability for failure to sell Entitlement Options at any particular price. The net proceeds of the sale (if any) after deducting all costs involved in the sale and the subsequent distribution of cash, will be distributed pro rata to each of the Circadian shareholders for whose benefit the Entitlement Options have been sold. The net proceeds of the sale (if any) will be paid in Australian currency to the Circadian shareholders concerned.

         If there is not a viable market for Entitlement Options or the nominee believes a premium over the expenses of sale cannot be obtained, the nominee will not be granted the Entitlement Options, and no proceeds of sale or any other monies will be paid to the Circadian shareholders concerned.

1.8      REFERENCE TO FIRST PROSPECTUS

         Reference is made to Axon's prospectus dated and lodged with ASIC on 28 January 2000 ('FIRST PROSPECTUS').

         INFORMATION CONTAINED IN THE FIRST PROSPECTUS

         Information in the First Prospectus that is in the opinion of Directors primarily of interest to professional analysts or advisers or investors with similar specialist information needs is contained in the following section:

         Section 8 - Independent Accountant's Report contains Ernst & Young's Independent Accountant's Report covering the 6 month period ended 30 June 1999 and the financial years ended 31 December 1998 and 1997.

         Section 9 - Valuation by Independent Expert contains Acuity Technology Management Pty Ltd's report on the valuation of Axon.

         Information in the First Prospectus that is in the opinion of Directors of primary interest to Circadian shareholders in deciding whether to take up their entitlement to Entitlement Options is contained in the following sections:

         Section 3 (other than 3.3) - Investment Overview - contains information on company background, purpose of the offer, capital structure, risk factors, business objectives and working capital.

         Section 4 - Business of Axon - contains information on Axon's markets and products, corporate goals, intellectual property and scientific and technical advisors.

         Section 5 - The Directors - contains information on the Directors of Axon.

         Section 10 - Risk Factors - contains information on the specific and general risks associated with an investment in Axon.

         Section 11 (not including 11.7) - Additional Information - contains information on: incorporation; company tax status; audit committee; corporate governance; legal proceedings; and rights attaching to Securities, Underlying Shares, Entitlement Options, Individual Options and Original Options.

         RIGHT TO OBTAIN COPY

         A copy of the First Prospectus was forwarded to all Circadian shareholders on the register as at 8 February 2000.

         Circadian shareholders may obtain a further copy of the First Prospectus free of charge, during the application period of this Offer. Requests for copies of the First Prospectus can be made to 6 Wallace Avenue, Toorak, Victoria, 3142, Australia, telephone (03) 9826 0399.

         Circadian shareholders should read the full text of this Prospectus and the referred parts of the First Prospectus before deciding whether to take up their Entitlements.

         The information set out in this section is not intended to be comprehensive and should be read in conjunction with the full text of this Prospectus including the referred parts of the First Prospectus.

1.9      SEC REQUIREMENTS

         The Entitlement Options and any Shares to be issued on their exercise have not been and will not be registered under the United States Securities Act of 1933 (the 'U.S. SECURITIES ACT') and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. Persons other than distributors as part of their distribution at any time or until the date that is one year after the completion of the distribution of the Entitlement Options. Following such one-year restricted period, the Entitlement Options and any shares issuable upon the exercise of Entitlement Options may be sold in the United States or to, or for the account of benefit of, U.S. Persons only in transactions that are exempt from the registration requirements of the U.S. Securities Act. In addition, hedging transactions with regard to the Entitlement Options and any Shares to be issued on their exercise may not be conducted unless in accordance with the U.S. Securities Act. Terms used in this paragraph have the meaning given to them by Regulation S under the U.S. Securities Act.

         Until the completion of the one-year restriction period, each subscriber/purchaser of Entitlement Options will be deemed to have represented and agreed as follows:

         (1) It is not a U.S. Person and is not acquiring the Entitlement Options for the account or benefit of a U.S. Person, or is a U.S. Person who acquired the Entitlement Options in a transaction that did not require registration under the U.S. Securities Act.

         (2) It understands that the Entitlement Options have not been registered under the U.S. Securities Act and that, if in the future it decides to offer, resell, pledge or otherwise transfer such Entitlement Options, the Entitlement Options may be offered, sold, pledged or otherwise transferred only (a) in an offshore transaction in accordance with Rule 903 or 904 of Regulation S under the U.S. Securities Act, or (b) pursuant to an exemption from registration under the U.S. Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

         (3) It agrees not to engage in hedging transactions with regard to the Entitlement Options unless in compliance with the U.S. Securities Act.

         (4) It understands that the certificates representing Entitlement Options will bear a legend to the following effect unless Axon determines otherwise consistent with applicable law:

                  "THE ENTITLEMENT OPTIONS OF AXON INSTRUMENTS INC AND ANY SHARES TO BE ISSUED ON THEIR EXERCISE HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE 'U.S. SECURITIES ACT'). THE ENTITLEMENT OPTIONS AND ANY SHARES ISSUED ON THEIR EXERCISE MAY NOT BE OFFERED, SOLD, PLEDGED OR

                  OTHERWISE TRANSFERRED EXCEPT (A) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. IN ADDITION, HEDGING TRANSACTIONS WITH REGARD TO THE ENTITLEMENT OPTIONS AND ANY SHARES ISSUED ON THEIR EXERCISE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT."

         SHARES ISSUABLE UPON EXERCISE OF ENTITLEMENT OPTIONS

         Until the completion of the one-year restriction period, each person who exercises Entitlement Options and each person who acquires shares in Axon that were issued upon exercise of Entitlement Options will be deemed to have represented and agreed as follows:

         (1) It is not a U.S. Person and is not exercising the Entitlement Options or acquiring such shares for the account or benefit of a U.S. Person, or is a U.S. Person who is exercising the Entitlement Options or acquiring such shares in a transaction that did not require registration under the U.S. Securities Act.

         (2) It understands that the shares issuable or issued, as the case may be, upon exercise of the Entitlement Options will not be and have not been registered under the US Securities Act and that, if in the future it decides to offer, resell, pledge or otherwise transfer such shares, the shares may be offered, sold, pledged or otherwise transferred only (a) in an offshore transaction in accordance with Rule 903 or 904 of Regulation S under the U.S. Securities Act, or (b) pursuant to an exemption from registration under the U.S. Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

         (3) It agrees not to engage in hedging transactions with regard to the shares issuable or issued, as the case may be, upon exercise of the Entitlement Options unless in compliance with the U.S. Securities Act.

         (4) It understands that the certificates representing the shares issuable or issued, as the case may be, upon exercise of the Entitlement Options will bear a legend to the following effect unless Axon determines otherwise consistent with applicable law:

                  "THE SHARES OF AXON INSTRUMENTS INC REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"). THE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. IN ADDITION HEDGING

                  TRANSACTION WITH REGARD TO THE SHARES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT."

         Axon will apply for quotation of the shares issuable or issued upon exercise of the Entitlement Options and, provided certain US regulatory requirements are met, those shares will be eligible to be quoted on ASX in the same manner as other shares in Axon.

SECTION 2 - INVESTMENT OVERVIEW

2.1      CAPITAL STRUCTURE

         The capital structure of Axon before and following the close of this Offer is and will be as follows:

                                                                                            Number
Issued ordinary Shares prior to this Offer                                               400,093,600

Original Options issued and unexercised prior to this Offer (see section                  56,574,067
11.12 of the First Prospectus)

Individual Options offered under the First Prospectus (see section 11.11 of                4,100,000
the First Prospectus)

Entitlement Options offered to Circadian shareholders (see section 1 of this              12,997,845
Prospectus)

Total issued ordinary Shares (assuming all Original Options and Entitlement              473,765,511
Options are exercised).

2.2      TOP TEN SHAREHOLDERS

         The top ten Shareholders and their percentage Shareholding of Axon at 3 April 2000 were as follows:

                                                                            PERCENTAGE HOLDING
            SHAREHOLDER                                                             %
-----------------------------------                                         ------------------
Alan Finkel                                                                       24.58
Elizabeth Finkel                                                                  24.58
Precision Patchclamps (Int) Pty Ltd                                               17.70
Geoffrey Powell                                                                    8.34
Cashtree Pty Ltd                                                                   4.74
Hanson Developments Pty Ltd                                                        2.96
Henry Lester                                                                       0.65
ANZ Nominees Limited                                                               0.33
Yuri Osupchuk                                                                      0.33
David Wellis                                                                       0.30

2.3      RISK FACTORS

         Circadian shareholders should be aware that subscribing for Entitlement Options involves a number of risks. These are set out in detail in sections 3.4 and 10 of the First Prospectus. Circadian shareholders are urged to consider these risk factors carefully before deciding whether to subscribe for the Entitlement Options.

SECTION 3 - ADDITIONAL INFORMATION

3.1      DIRECTORS' INTERESTS

         This Prospectus sets out the nature and extent of interests (if any) that each director (and proposed director) holds, or held at any time in the last 2 years, in: the formation or promotion of Axon; property acquired or proposed to be acquired by Axon in connection with its formation or promotion or the Offer; or, the Offer. This Prospectus also sets out the amount that anyone has paid or agreed to pay, or the nature of any benefit anyone has given or agreed to give: to a director, or proposed director, to induce them to become, or to qualify as, a director of Axon; and, for services provided by a director in connection with the formation and promotion of Axon or the Offer.

         INTEREST IN CIRCADIAN TECHNOLOGIES LIMITED

         Alan Finkel and his wife, Elizabeth Finkel, are shareholders of Circadian holding 285,000 and 385,000 shares respectively.

         SHAREHOLDING QUALIFICATIONS

         The Directors are not required to hold any Shares in Axon under the Constitution of Axon.

         REMUNERATION OF DIRECTORS

         The Constitution of Axon provides that the non-executive Directors may collectively be paid as remuneration for their services a fixed sum not exceeding the aggregate maximum sum from time to time determined by Axon in general meeting (currently US$200,000).

         For the current financial year ending 30 June 2000, it is expected that the non-executive directors' fees will collectively not exceed A$150,000 per annum.

         A Director may be paid fees or other amounts as the Directors determine where a Director performs special duties or otherwise performs services outside the scope of the ordinary duties of a director. A Director may also be reimbursed for out of pocket expenses incurred as a result of their directorship or any special duties.

         Each of the Executive Directors, Alan Finkel and Geoffrey Powell, will receive salaries from Axon as employees. The employment arrangements provide for the payment of salaries and other benefits on commercial terms commensurate with the salary packages offered to the executive directors of public companies of a similar size and industry grouping and are on normal commercial terms. Henry Lester, a non-executive director, receives fees for scientific consulting. The fee is paid consistent with the amount paid to other scientific consultants for similar levels of consulting.

         DIRECTORS' SHAREHOLDINGS

         Set out below are details of the interests of the Directors in the securities of Axon immediately prior to lodgement of this Prospectus with the ASIC:

   DIRECTOR                                       SHARES                             OPTIONS
---------------                                ------------                        ----------
Alan Finkel                                     99,997,500*                        10,399,740
Geoffrey Powell                                 33,910,263                          4,622,157
Alan Stockdale                                         Nil                            400,000
Henry Lester                                     2,632,882                          1,100,358
Stanley Crooke                                         Nil                          1,400,000

         * Alan Finkel's wife Elizabeth Finkel, also holds 99,997,500 Shares.

3.2      OTHER INTERESTS OF DIRECTORS

         Alan Finkel and his wife Elizabeth Finkel are shareholders of Circadian
         :

         (a) which owns 100% of Precision Patchclamps (Int) Pty Ltd, which owns 66,665,000 Axon Shares; and

         (b) enables them to participate in the Offer under this Prospectus.

3.3      RIGHTS ATTACHING TO ENTITLEMENT OPTIONS

         The following are the rights attaching to Entitlement Options:

         Each Entitlement Option will entitle the holder of the option (`Optionholder') to subscribe for and be issued one fully paid ordinary share (`Share') in Axon on the terms and conditions set out below:

         1. Each Entitlement Option is exercisable at any time on or before 5.00 pm Melbourne legal time on 10 May 2005 ('OPTION PERIOD').

         2. The Entitlement Options may be exercised wholly or in part by giving notice in writing (`Notice of Exercise') to Axon at any time during the Option Period.

         3. The exercise price for each Entitlement Option (which is payable immediately on exercise) is A$0.20 (`Exercise Price').

         4. On receipt by Axon of the Notice of Exercise and payment of the relevant Exercise Price, Axon must, within 14 days, allot to the Option Holder the number of Option Securities in respect of which the Entitlement Option is exercised and despatch the relevant certificate for the Option Securities or other appropriate acknowledgment as soon as reasonably practicable thereafter.

         5. Each person exercising an Entitlement Option is required to give:

                  (a) written certification that it is not a U.S. Person and the Entitlement Option is not being exercised on behalf of a U.S. Person; or

                  (b) a written opinion of counsel to the effect that the Entitlement Options and the shares issued on exercise thereof have been registered under the U.S. Securities Act or are exempt from registration thereunder.

         6. An Entitlement Option may not be exercised within the United States, and shares may not be delivered within the United States upon exercise, unless Axon receives proof satisfactory to it that:

                  (a) the exercise of the Entitlement Options and the delivery of the shares meets the definition of "offshore transaction" pursuant to Rule 902(h) of Regulation S;

                  (b) the shares issuable on exercise are registered under the U.S. Securities Act; or

                  (c)      an exemption from such registration is available.

         7. Subject to paragraph 15, shares allotted on the exercise of any Entitlement Options will rank equally in all respects with the then existing issued Shares in Axon.

         8. Adjustments to the number of Securities over which Entitlement Options exist and/or the Exercise Price may be made as described in paragraph 10 to take account of changes to the capital structure of Axon by way of pro rata bonus and cash issues. Axon agrees to notify all Option Holders and its Home Branch within one month after the record date for a pro rata bonus or cash issue, of any adjustment to the number of Shares over which the Entitlement Options exist and/or any adjustment to the Exercise Price.

         9. Subject to paragraphs 8 and 10 Entitlement Options do not confer rights to participate in new issues of securities of Axon.

         10. The method of adjustment for the purpose of paragraph 8 shall be in accordance with Listing Rule 6.22.2 and 6.22.3 of the Official Listing Rules of the Australian Stock Exchange Limited which provides:

                  (a)      Pro-Rata Cash issues

                           Where a pro-rata issue is made (except a bonus issue) to the holders of underlying securities, the Exercise Price of an option may be reduced according to the following formula:

                           O' =   O - E[P-(S+D)] / N + 1

                           where:

                           O' =   the new exercise price of the option.

                           O =    the old exercise price of the option.

                           E = the number of underlying securities into which one option is exercisable.

                           P =    the average market price per security
                                  (weighted by reference to volume) of the Underlying Share during the 5 trading days ending on the day before the ex rights date or ex entitlements date.

                           S = the subscription price for a security under the pro rata issue.

                           D = the dividend due but not yet paid on the existing underlying securities (except those to be issued under the pro rata issue).

                           N = the number of securities with rights or entitlements that must be held to receive a right to one new security.

                  (b)      Pro-Rata Bonus Issues

                           If there is a bonus issue to the holders of the underlying securities, on the exercise of any options, the number of securities received will include the number of bonus securities that would have been issued if the options had been exercised prior to the record date for bonus issues. The Exercise Price will not change.

         11. In the event of any reorganisation (including consolidation, sub-division, reduction or return) of the issued capital of
                  Axon:

                  (a) the number of Entitlement Options or the Exercise Price or both shall be reorganised (as appropriate) in a manner which will not result in any benefit being conferred on the Option Holders which are not conferred on holders of ordinary securities in Axon; and

                  (b) Axon may round up the number of Securities to be received on conversion of the Entitlement Options if the rounding up is approved at a meeting of security holders which approves the reorganisation.

         12. In any reorganisation as referred to in paragraph 11, the treatment of the Entitlement Options by Axon must comply with the ASX Listing Rules applying to a reorganisation of capital at the time of the reorganisation.

         13. All Entitlement Options will lapse in the event of the liquidation of Axon.

         14. Entitlement Options are transferable as if they were shares in Axon. However, Axon must refuse to register any transfer of Entitlement Options not made in accordance with the provisions of Regulation S under the U.S. Securities Act, pursuant to registration under the U.S. Securities Act, or pursuant to an available exemption from registration.

         15. The shares issued on exercise of the Entitlement Options will be eligible to be quoted on ASX, in the same manner as other shares in Axon, provided certain U.S. regulatory requirements are met. There can be no guarantee that any shares issued on exercise of the Entitlement Options will be eligible to be quoted on ASX.

3.4      INTERESTS AND CONSENTS OF EXPERTS

         This Prospectus sets out the nature and extent of interests (if any) that each person named in the Prospectus as performing a function in a professional advisory or other capacity in connection with the preparation or distribution of the Prospectus holds, or held at any time in the last 2 years, in: the formation or promotion of Axon; property acquired or proposed to be acquired by Axon in connection with its formation or promotion or the Offer; or, the Offer. This Prospectus also sets out the amount that anyone has paid or agreed to pay, or the nature of any benefit anyone has given or agreed to give to a person named in the Prospectus as performing a function in a professional advisory or other capacity in connection with the preparation or distribution of the Prospectus; and, for services provided in connection with the formation and promotion of Axon or the Offer.

         (a) Ernst & Young (Australia) has prepared the Independent Accountant's Report included in the First Prospectus. Axon has agreed to pay the fees of Ernst & Young for this work on the basis of its usual time related charge out rates. Total estimated fees for work in respect of the First Prospectus and this Prospectus : A$460,000.

                  Ernst & Young (Australia) has given its written consent to the issue of this Prospectus including the incorporation in this Prospectus by reference of the Report appearing in section 8 of the First Prospectus in the form and context in which it appears in this Prospectus and has not withdrawn such consent prior to the date of lodgement this Prospectus with the Australian Securities and Investment Commission.

         (b) Acuity Technology Management Pty Ltd has prepared the valuation of Axon included in the First Prospectus.

                  Acuity Technology Management Pty Ltd has given its written consent to the issue of this Prospectus including the incorporation in this Prospectus by reference of the Valuation by an Independent Expert appearing in section 9 of the First Prospectus in the form and context in which it appears in this Prospectus and has not withdrawn that consent prior to the date of lodgement of this Prospectus with the Australian Securities and Investment Commission. Total fees for work in respect of the First Prospectus and this Prospectus: A$11,500.

         (c) Minter Ellison has acted as Australian Lawyers to the Issue. Total estimated fees for work in respect of the First Prospectus and this Prospectus: $180,000.

         (d) Computershare Registry Services Pty Ltd has acted as Share Registry to the Issue. Total estimated fees for this work in respect of the First Prospectus and this Prospectus: $45,000.

3.5      CONSENTS TO BE NAMED

         Each of the following has consented (and has not withdrawn such consent prior to the lodgment of this Prospectus with the Australian Securities and Investment Commission) to be named in this Prospectus as performing, or having performed, in the capacity specified:

         -        Minter Ellison - Australian Lawyers to the Issue

         -        Ernst & Young (Australia) - Independent Accountants

         -        Ernst & Young LLP (US) - Auditors

         -        Computershare Registry Services Pty Ltd - Share Registry

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

         -        Acuity Technology Management Pty Ltd - Independent Valuer

3.6      COSTS OF THE OFFER

         The total estimated costs of the Offer, including legal fees incurred, lodgement fees, fees for other advisors, printing expenses and other miscellaneous expenses, will be approximately $45,000.

SECTION 4 - DEFINED TERMS

The following definitions apply throughout this document unless the context requires otherwise.

'APPLICANT(S)' means person(s) who submit valid Entitlement and Application Forms pursuant to this Prospectus.

'ASIC' means the Australian Securities and Investment Commission.

'ASX' means Australian Stock Exchange Limited.

'AXON' means Axon Instruments, Inc ARBN 090 106 844.

'CIRCADIAN' means Circadian Technologies Limited ACN 006 340 567.

'DIRECTORS' means the directors of Axon.

'ENTITLEMENT OPTION' means an equitable right or interest in 1 option, at the cost of 1 cent, to take up 1 unissued Share at 20 cents at any time on or before 5 years after the date of issue for every 2.5 shares in Circadian held as at the Record Date.

'ERNST & YOUNG' means Ernst & Young (Australia) and Ernst & Young LLP (US) unless otherwise stated.

'EXPOSURE PERIOD' means the period between the date of lodgment of this Prospectus with ASIC and ending 7 days after such lodgment, unless the period is extended by ASIC, in which event it means the extended period.

'FIRST PROSPECTUS' means Axon's prospectus dated and lodged with ASIC on 28 January 2000.

'INDIVIDUAL OPTIONS' options granted to Geoffrey Powell, Stanley Crooke, Alan Stockdale, Chris Belyea and David Kenley not pursuant to the stock plan adopted by Axon Directors and Shareholders in 1987 as described in section 11.11 of the First Prospectus.

'LISTING RULES' means the official listing rules of the ASX.

'OFFER' means the invitation to the Circadian shareholders to subscribe for a total of approximately 12,997,845 Entitlement Options.

'ORIGINAL OPTIONS' means option granted to employees, officers and executives of Axon and associated research staff pursuant to a stock plan adopted by Axon Directors and shareholders in 1987 as described in section 11.12 of the First Prospectus.

'PROSPECTUS' means this Prospectus and includes the identified sections of the First Prospectus.

'RECORD DATE' means 20 March 2000.

'SCH BUSINESS RULES' has the same meaning as in the Corporations Law.

'SHARE(S)' means ordinary shares in the common stock of Axon.

'U.S. PERSON' means:

(a)      any natural person resident in the United States;

(b) any partnership or corporation organised or incorporated under the laws of the United States;

(c)      any estate of which any executor or administrator is a U.S. Person;

(d)      any trust of which any trustee is a U.S. Person;

(e)      any agency or branch of a foreign entity located in the United States;

(f) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person;

(g) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organised, incorporated or (if an individual) resident in the United States; and

(h)      any partnership or corporation if:

         (i) organised or incorporated under the laws of any foreign jurisdiction; and

         (ii) formed by a U.S. Person principally for the purpose of investing in securities not registered under the U.S. Securities Act, unless it is organised or incorporated, and owned, by accredited investors (as defined by Rule 501(a) under the U.S. Securities Act) who are not natural persons, estates or trusts.

The following are not U.S. Persons:

(a) any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-U.S. Person by a dealer or other professional fiduciary organised, incorporated, or (if an individual) resident in the United States;

(b) any estate of which any professional fiduciary acting as executor or administrator is a U.S. Person if:

         (i) an executor or administrator of the estate who is not a U.S. Person has sole or shared investment discretion with respect to the assets of the estate; and

         (ii)     the estate is governed by foreign law;

(c) any trust of which any professional fiduciary acting as trustee is a U.S. Person, if a trustee who is not a U.S. Person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. Person;

(d) an employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country;

(e) any agency or branch of a U.S. Person located outside the United States if:

         (i)      the agency or branch operates for valid business reasons; and

         (ii) the agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance and banking regulation, respectively, in the jurisdiction where located; and

(f) the International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organisations, their agencies, affiliates and pension plans.

'UNITED STATES' means the United States of America, its territories and possessions, any State of the United States, and the District of Colombia.

'US SECURITIES ACT' means United States Securities Act of 1933, as amended.

REFERENCES TO CURRENCY, INCLUDING $, CENTS AND A$ ARE REFERENCES TO AUSTRALIA CURRENCY UNLESS OTHERWISE STATED BY, FOR EXAMPLE, REFERENCES TO US$.

SECTION 5 - AUTHORISATION

Each Director has consented to the lodgment of this Prospectus with ASIC.

                                                                              21